Exhibit 99.1

The cure for anything is salt water — sweat, tears, or the sea. So wrote Karen Blixen under the pen name of Isak Dinesen. While she couldn’t have known about ChemoCentryx (CCXI) during her lifetime, the aphorism could not be more apt than in its application to our story.

In this letter I’ll describe the remarkable transformation of an enterprise; one where the alignment of toil, fate, and fortune culminated in the creation of value for patients and shareholders alike. I will describe the results from the past year, such results as now provide the foundation of CCXI’s forward integration. I believe too that the events of the year will help plot the course for even greater value creation during the next part of the epic voyage of our enterprise.

2019 was a landmark year for the Company

In 2019 CCXI drove events of striking benefit for the patients we seek to serve, for clinicians who labor on their behalf, and for our shareholders. Let’s first focus briefly on how this happened, and what the changes mean in the advancing of our mission to bring novel medicines to patients and into the marketplace.

CCXI had five clinical programs in development last year:

•	The groundbreaking ADVOCATE Phase 3 pivotal trial of our lead candidate avacopan in ANCA-associated vasculitis. ADVOCATE was completed and data reported in the fourth quarter.

•	The AURORA trial of avacopan in Hidradenitis Suppurativa (HS).

•	The ACCOLADE trial of avacopan in C3 Glomerulopathy (C3G).

•	The LUMINA-1 and LUMINA-2 trials of our second unique asset, CCX140, in Focal Segmental Glomerulosclerosis (FSGS).

In 2019 CCXI consolidated its position as a late-stage clinical development leader in orphan disease with this portfolio of novel therapeutics for renal and dermal disorders. We think that the world of orphan disease provides an excellent opportunity for an innovator company such as ours. The clinical needs are highly unmet, the clinical development path can be tractable and affordable, and new therapies are enabled and validated by strong research such as ours. Thus, CCXI believes orphan disease provides opportunities for real contributions to human health and for returns for investors who finance such innovations.

This thesis was borne out by the results of the ADVOCATE trial of avacopan in ANCA vasculitis which we delivered in the fourth quarter of last year. Avacopan is an orally-administered novel therapeutic that precisely targets the complement fragment C5a receptor (C5aR). This receptor adorns cells such as neutrophils which are involved in certain autoimmune diseases and it activates those cells to destroy ‘self’ tissue. ADVOCATE tested the use of avacopan in patients with the debilitating disorder of anti-neutrophil cytoplasmic autoantibody (ANCA) - associated vasculitis, a destructive, complement-driven autoimmune disease that frequently affects the kidney.

We wanted to know if avacopan could bring ANCA patients into disease remission and sustain them in remission. Such a targeted therapy as avacopan has never before been attempted in ANCA vasculitis. In fact, ANCA has been historically (and is currently) treated with an immunosuppressive regimen, comprising daily dosing for many weeks with glucocorticoids such as prednisone.

Ironically, the current daily steroid regimen is itself known to cause significant and debilitating health problems for ANCA vasculitis patients. In fact, the standard of care treatment contributes in a major way to a shocking nine-fold increased mortality risk for ANCA patients as compared to healthy people.

The ADVOCATE trial compared avacopan to the prednisone-containing of standard of care therapy in efficacy and safety. The results of the trial were robustly positive in the view of experts. And the results are indeed remarkable in many ways.

First – the ADVOCATE results validated our pioneering approach at ChemoCentryx, i.e., one of using highly selective, precisely targeted chemoattractant receptor inhibition for the treatment of complex autoimmune and inflammatory diseases. The ADVOCATE trial was the first demonstration that the inhibition of a single chemoattractant receptor could yield clear clinical benefit. The trial results refute the traditional view that only broad immunosuppression can be a therapeutic option for autoimmune disease, and it represents a resounding victory for the highly targeted anti-inflammatory approach that we have pioneered with avacopan and with other novel drug candidates in our pipeline.

Second – ADVOCATE showed just how broad avacopan benefits could be for ANCA vasculitis patients. Specifically, the data demonstrated that:

•	Avacopan therapy was superior to the daily prednisone-containing standard of care control in sustaining remission of ANCA disease over one year of treatment.

•	Avacopan therapy also significantly reduced the illnesses that are associated with the use steroids in the standard of care.

•	Avacopan improved renal function significantly over one year, superior to the daily prednisone containing standard of care.

•	Avacopan therapy improved quality of life over the year of treatment, compared to deterioration for those in the daily steroid-containing standard of care arm.

Members of the ANCA patient and clinician communities relate that such effects are unprecedented in the ANCA vasculitis field. Many patients and physicians embrace now the view that a desperately needed new therapy for ANCA vasculitis may be at hand. The Company believes too that the data support the possibility of a new paradigm of therapy in ANCA vasculitis centered on the use of avacopan.

It is fair to say that the investment community reacted favorably to the release of the ADVOCATE data. In fact, the data catalyzed a transformation of CCXI. There was the perception of a new marque being affixed, literally overnight. Or, as one wag wrote: “Congratulations, ChemoCentryx! You’re an overnight success (after 20 years of hard work).”

We must also look beyond ADVOCATE, since significant clinical progress was made last year in other programs as well.

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The AURORA trial of avacopan in HS achieved enrollment targets. HS is a disfiguring skin disorder driven by neutrophils which are thought to be activated by the C5a receptor. The AURORA trial enrolled approximately 300 of its targeted 390 patients, per plan.

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The ACCOLADE trial of avacopan in C3G progressed well. ACCOLADE is designed to assess the potential benefit of avacopan in this rare kidney disease that strikes the young and for which there is no FDA approved therapy.

In addition to avacopan, CCXI’s CCX140 clinical program advanced admirably in 2019.

•	CCX140, an inhibitor of the chemokine receptor known as CCR2, is being studied for the treatment of patients with FSGS, an orphan kidney indication for which there are no currently approved therapies.

•	CCXI scientists in 2019 provided new and extensive scientific validation regarding the mode of action of CCR2 inhibition in treating chronic kidney disorders, including FSGS.

•	These findings also underpin a previous successful clinical Phase 2 trial of CCX140 in diabetic chronic kidney disease.

•	The LUMINA-1 and LUMINA-2 clinical studies of CCX140 in FSGS advanced well in 2019.

•	LUMINA-1 achieved full enrollment in 2019, per plan.

Importantly, all of the achievements of 2019 occurred within the context of considerable financial strength.

CCXI added marquee name investors last year, and brought significant additional funding through the judicious use of an ATM equity vehicle. The Company ended the year with a robust balance sheet of over $200M in cash, to which recently we also added more fiscal flexibility by obtaining a $100M credit facility. The CCXI tradition of capital efficiency continues.

What this year holds: our 2020 4-Sight initiative

On the strength of the ADVOCATE trial and other pipeline advances, CCXI entered 2020 with unprecedented clinical momentum. The Company is now preparing to deliver on its ‘2020 4-Sight’ plan, that is, our plan to announce topline data from four further clinical trials this year.

•	LUMINA-1 topline data is projected for the second quarter of the year.

•	AURORA topline data is projected for the third quarter of the year.

•	LUMINA-2 data is projected in the second half of the year.

•	ACCOLADE data, is also projected in the second half of the year.

We assume that the current public health crisis, while severe, is temporary. We intend to focus on long-lasting opportunities

At the time of this writing, the world is gripped by the COVID-19 pandemic. The consequences for the global economy have been unprecedented, as have been the effects on the biopharmaceutical industry.

What are (and what will be) the effects of the pandemic on the CCXI programs? While this letter is being penned, the pandemic has yet to play out. Accordingly, the long term consequences are still a matter of conjecture. But perhaps CCXI programs may be somewhat less at risk than most others under the circumstances. Prior to the crisis, we had fortunately completed either key clinical work, or collected essential endpoint data (albeit still blinded) from key ongoing trials. Moreover, new clinical development initiatives have yet to be launched. Thus, timing has been perhaps less grievous for CCXI than for many other sponsors.

With avacopan, for example, the new drug application (NDA) preparation in the US for ANCA vasculitis should proceed with little impact (i.e., submit mid-year, per plan). Also, we expect minimal impact on our current drug supply, commercialization readiness processes, etc. For our CCX140 program in FSGS, the data from the LUMINA-1 trial (while still blinded as of this writing) and the large majority of patient visits were completed before the crisis. With LUMINA-2 in nephrotic syndrome FSGS (a smaller cohort in any case), much of the essential data has already been collected at the sites as well, so we are hoping there will be minimal impact.

Even with the AURORA study of avacopan in HS, it’s likely that the majority of primary endpoint data (again, while still blinded as of this writing) have been collected. That means that even in a worst case scenario it would not necessarily impede the Company’s ability to obtain a meaningful determination of the primary HS efficacy endpoint. We believe the same is true for the ACCOLADE trial of avacopan in C3G.

Overall, I believe that even were the direst of circumstances to transpire in the current global crisis, we at CCXI would be able to proceed with meaningful clinical trial results for our major programs.

Towards the future: small steps and giant leaps

Let’s now review progress toward: A) CCXI’s forward integration plan, and B) sustainable growth and continued potential value creation via additional pipeline development.

First, to forward integration. We have a global strategy to bring our innovative orphan drug candidates to the market. With the positive data in ANCA vasculitis now in hand, we intend to file an NDA in the US mid-year; with filings to follow in Europe and in Japan thereafter. I remind the reader that CCXI owns 100% of the rights for all of our drug candidates in the United States, the largest of all pharmaceutical markets. For US marketing, we are making excellent progress towards commercial readiness and intend to be fully operational for a launch of avacopan in ANCA vasculitis upon approval. Outside the US, we have licensed the international commercial rights for avacopan (and CCX140) to our partner in renal care, Vifor Pharma. In addition to remitting to CCXI significant milestone payments (the next of which will be tied to regulatory events in their territories) Vifor would also pay tiered royalties to CCXI (between the teens and the mid-twenties) on any aggregate net sales in their territories.

Second, to pipeline development. Beyond avacopan and CCX140, there is an entire proprietary pipeline at ChemoCentryx. We hope, for example, to unveil our plans for new programs such as our orally-administered checkpoint inhibitor program this year (among others). One should also not forget the new opportunities for expansion of indications for avacopan based on the extraordinary data that came out of the ADVOCATE trial. For example, lupus nephritis and other kidney disorders where complement dysregulation has been implicated are potentially ripe areas from which to harvest value, given avacopan’s nearly unprecedented effects on improvement of renal function in the ADVOCATE trial. Working with nephrology experts and regulators, we are vigorously exploring ways to pursue such opportunities.

CCXI – Our journey continues

I will close my message this year with how I began it last year. I said then that science is the power that propels. The power of CCXI has been building year-on-year. I predicted in my last shareholders message that the advancing science at CCXI was then propelling us, inexorably, to an exciting near (then) future. Indeed, that came to pass. The future arrived last year, and it was even more exciting than predicted.

We showed that our science opened the route to growth and prosperity — in the enrichment of the lives of people with otherwise debilitating disease, and with significant returns for those who have invested in our enabling innovations.

But this voyage is far from over. There is yet much saltwater to put under the bow in our journey. There is still much sweat to be expended, ably and nobly, by those who have the conviction and the talent and the stamina to bring our innovations home to those who need them most. And tears? They nearly always accompany a journey: either shed in the leaving of old things behind, or during the suffering of setbacks along the way, but also joyfully when springing forth at the discovery of a new and prosperous shore.

Saltwater may not be actually a cure for everything. But I am convinced that at CCXI our toil, our tears, and the oceans of challenges traversed and conquered on our voyage of discovery will yield therapies for many.